Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners, Inc.	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Promotes Steven R. Miller, Ph.D. to Chief Operating Officer

CORAL GABLES, FL, January 25, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM:CPRX) announced today that Steven R. Miller, Ph.D., Catalyst’s Chief Scientific Officer, has been promoted to Chief Operating Officer, a new position at Catalyst. Dr. Miller will also retain his position and responsibilities as Catalyst’s Chief Scientific Officer.

“Dr. Miller has steadily and successfully taken on more responsibility since joining Catalyst,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “He was responsible for identifying and in-licensing CPP-115, our newest drug candidate, from Northwestern University and in taking that product through an initial series of successful non-clinical studies. We fully expect Dr. Miller to continue to play a key role in the future as part of Catalyst’s senior management team.”

“I am honored by this show of confidence, proud to be part of this team that is so committed to making a difference, and excited about Catalyst’s prospects for the future,” said Dr. Miller. “Our company is poised for expansion and growth, and I’m thrilled to have this opportunity.”

Dr. Miller has over 20 years of experience in the pharmaceutical industry in a wide range of positions. Prior to joining Catalyst in April of 2007, Dr. Miller spent 15 years with various divisions of Watson Pharmaceuticals, Inc. (Watson), his last position as Executive Director of R&D Operations. In this capacity, Dr. Miller led a multi-site team of 70 employees in the testing of all R&D products for development support and clinical studies, including method validation, stability testing, operation of the R&D pilot plant, assembly of the CMC section of drug applications, in addition to other responsibilities. Dr. Miller held other positions at Watson, including Director of Technology Transfer and Vice President of Research and Product Development of Royce Laboratories, Inc., which was subsequently acquired by Watson. Before joining Royce Laboratories, Dr. Miller was a Group Leader at Dade Behring (formerly Baxter Diagnostics, Inc.), where he led a design team in the development of a new diagnostic analyzer and associated reagents. Dr. Miller also served as an Analytical Chemist at the U.S. Food & Drug Administration.

Dr. Miller received his Bachelor of Science Degree from the University of Maryland, Department of Chemistry, and his Ph.D. from the University of Miami, Department of Chemistry. His work has been published in numerous technical and professional journals.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system, such as epilepsy and pain management. Catalyst has two products in development, and is currently evaluating its lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions, such as opioid abuse and obsessive-compulsive disorders. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy and pain management. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about the Company, go to www.catalystpharma.com.

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